Exhibit (r)(1)

CODE OF ETHICS

A.                                    Policy Statement

1.                                      Overview:  Rule 17j-l under the 1940 Act (the “Rule”) requires, in part, that the funds registered under the Investment Company Act of 1940, as amended (the “1940 Act”), (each a “Fund” and collectively, the “Funds”) advised by KKR Asset Management LLC (the “Adviser”) and the Adviser must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as that term is defined in the Rule) from engaging in any conduct prohibited under the Rule. The Boards of Trustees of the Funds (the “Board”) has adopted a code of ethics under the Rule with respect to the personal trading activities of persons deemed to be Access Persons (this “Code of Ethics”).

2.                                      The Funds’ Code of Ethics:  This Code of Ethics covers all persons that are Access Persons of the Funds advised by the Adviser; provided, however, to the extent that any such individuals are subject to compliance with the Kohlberg Kravis & Roberts & Co. L.P. and KKR Asset Management LLC Code Of Ethics dated January 2012, as may be amended or supplemented from time to time (the “Adviser’s Code of Ethics”), compliance by such individuals with the provisions of the Adviser’s Code of Ethics constitutes compliance with this Code of Ethics. The Funds must use reasonable diligence and institute procedures, as set forth in this Code of Ethics and as described below, to prevent violations of this Code of Ethics.

B.                                    Operating Procedures And Responsible Parties

1.                                      Board Approval and Fund Certifications:

a.                                      Initial Certification: Prior to Board approval of this Code of Ethics, the Adviser prepares certifications certifying that each Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics. The Adviser obtains the necessary signatures on behalf of the Funds.  The Adviser provides the certification to the applicable Board for review.

b.                                      Annual Certifications: The Adviser prepares an annual certification and obtains the necessary signatures on behalf of each Fund, reaffirming that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics. The Adviser provides the certification to the applicable Board for review.

c.                                       Quarterly Report: The Adviser provides the applicable Board a quarterly report describing any issues that arose during the past quarter under this Code of Ethics, such as material violations, sanctions and significant conflicts of interest that have been identified and remedial steps taken, if any.

d.                                      Basis of Board Approval for the Code of Ethics or the Code of Ethic’s Amendments: The Board must base its approval of this Code of Ethics, or any material amendment to this Code of Ethics, on a determination that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

e.                                       Board Approval is Required within Six Months of Amendments to the Code: The Board must approve any material amendments to this Code of Ethics within six months of the amendment.  It is the Funds’ practice to obtain Board approval to any material amendments prior to their adoption whenever possible. The Adviser coordinates Board review of amendments for approval.

2.                                      Access Persons: The Adviser:

a.                                      maintains a current list of all Access Persons of the Funds;

b.                                      provides each Access Person with a copy of this Code of Ethics and informs each Access Person of his or her duties under this Code of Ethics; and

c.                                       obtains annual certifications from all Access Persons who certify that they have:

i.                                          read, understood and recognize that they are subject to the Code of Ethics, and

ii.                                       complied with the requirements of the Code of Ethics.

3.                                      Review and Maintenance of Securities Transactions and Holdings Reports: The Adviser:

a.                                      reviews all quarterly securities transactions and holdings reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review; and

b.                                      reviews all initial and annual securities position reports that must be submitted by Access Persons and maintains a record of such

2

review, including the name of the compliance personnel performing the review.

4.                                      Reporting of Violations: The Adviser conducts such inspections or investigations as are reasonably required to detect and report any apparent violations of this Code of Ethics to the CCO of the respective Fund.  The CCO reports such violations to the respective Fund’s Board, when appropriate.

5.                                      Disclosure: The Adviser is responsible for disclosing the provisions of this Code of Ethics in each Fund’s registration statement in accordance with Form N-1A or Form N-2, as the case may be.

Date: September 14, 2012

3

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

1.                                      Introduction

The funds registered under the Investment Company Act of 1940, as amended (the “1940 Act”), (each a “Fund” and collectively, the “Funds”) advised by KKR Asset Management LLC (the “Adviser”) seek to foster a climate of and reputation for integrity and professionalism.  A Fund’s reputation is a vital business asset.  The Funds’ principal executive and senior financial officers (“Covered Officers”) are responsible for conducting the Funds’ business in a manner that demonstrates a commitment to the highest standards of integrity.  The Funds’ Covered Officers include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.  The Funds’ Covered Officers are set forth on Exhibit A, which shall be updated as necessary.

SOX addresses corporate malfeasance and assures investors that the companies in which they invest, including registered investment companies, are accurately and completely disclosing financial information.  Under SOX, all public companies (including the Funds) must either have a code of ethics for their Covered Officers, or disclose why they do not.  SOX was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices.  The Funds have chosen to adopt this Code of Ethics (the “SOX Code”) to encourage their Covered Officers to act in a manner consistent with the highest principles of ethical conduct.

2.                                      Purposes of the SOX Code

The purposes of this SOX Code are:

•                                          To promote honest and ethical conduct by the Funds’ Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                          To assist the Funds’ Covered Officers in recognizing and avoiding conflicts of interest;

•                                          To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

•                                          To promote compliance with applicable laws, rules and regulations;

•                                          To encourage the prompt internal reporting to an appropriate person of violations of this SOX Code; and

•                                          To establish accountability for adherence to this SOX Code.

3.                                      Questions about this Code

The Funds’ Chief Compliance Officer designated to oversee compliance with the Funds’ Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act shall serve as “Compliance Officer” for the implementation and administration of this SOX Code.  All questions about this SOX Code should be directed to the Compliance Officer.

4.                                      Conduct Guidelines

The Funds have adopted the following guidelines under which the Funds’ Covered Officers must perform their official duties and conduct the business affairs of the Funds.

(a)                                  Ethical and honest conduct is of paramount importance.  The Funds’ Covered Officers must act with honesty and integrity and avoid violations of this SOX Code, including the avoidance of actual or apparent conflicts of interest with the Funds in personal and professional relationships.

(b)                                 Conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Covered Officer may be a party.  If an employee or agent is unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is “material,” such employee or agent should bring the matter to the attention of the Compliance Officer.

(c)                                  Standards for quality of information shared with service providers of the Funds.  The Funds’ Covered Officers must at all times seek to provide information to the Funds’ service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

(d)                                 Standards for quality of information included in periodic reports.  The Funds’ Covered Officers must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Funds’ periodic reports.

(e)                                  Compliance with laws.  The Funds’ Covered Officers must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the Internal Revenue Code.

(f)                                    Standard of care.  Each of the Funds’ Covered Officers must at all times act in good faith and with due care, competence and diligence, without knowingly misrepresenting material facts or allowing such Covered Officer’s independent judgment to be subordinated.  The Funds’ Covered Officers must conduct the affairs of the Funds in a responsible manner, consistent with this SOX Code.

(g)                                 Confidentiality of information.  The Funds’ Covered Officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Funds to disclose it or where disclosure is otherwise legally mandated.  Covered Officers may not use confidential information acquired in the course of their work for personal advantage.

(h)                                 Sharing of information and educational standards.  The Funds’ Covered Officers should share information with relevant parties to keep them informed of the business affairs of the Funds, as appropriate, and maintain skills important and relevant to the Funds’ needs.

(i)                                     Promote ethical conduct.  The Funds’ Covered Officers should at all times proactively promote ethical behavior among peers in their work environment.

(j)                                     Standards for recordkeeping.  The Funds’ Covered Officers must at all times endeavor to ensure that each Fund’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this SOX Code.

5.                                      Waivers of this Code

An employee or agent may request a waiver of a provision of this SOX Code by submitting a request in writing to the Compliance Officer for appropriate review.  For example, if a family member works for a service provider that prepares the Funds’ financial statements, an employee or agent may have a potential conflict of interest in reviewing those statements and should seek a waiver of this SOX Code to review the work.  The Compliance Officer, an executive officer of the Funds, or another appropriate person (such as a designated Boards of Trustees or Audit Committee member), will decide whether to grant a waiver.  All waivers of this SOX Code must be disclosed to the shareholders of the Funds to the extent required by SEC rules.  A Covered Officer who is also an employee of the Adviser need not seek a waiver solely with respect to such employment.

6.                                      Affirmation of the Code

Upon adoption of the SOX Code, the Funds’ Covered Officers must affirm in writing that, among other things, they have received, read and understand the SOX Code, and quarterly thereafter must reaffirm as to such matters and affirm that they have complied with the requirements of the SOX Code.  To the extent necessary, the Funds’ Compliance Officer will provide guidance on the conduct required by this SOX Code and the manner in which violations or suspected violations must be reported and waivers must be requested.  A form of the affirmation is attached hereto.

7.                                      Reporting Violations

In the event that a Covered Officer discovers or, in good faith, suspects a violation of this SOX Code, the Covered Officer must immediately report the violation or suspected violation to the Compliance Officer.  The Compliance Officer may, in his or her discretion, consult with outside counsel, the Funds’ auditors, another member of the Funds’ senior management or the Boards of Trustees in determining how to address the suspected violation.  For example, a SOX Code violation may occur when a periodic report or financial statement of a Fund omits a material fact, or is technically accurate but, in the view of the Covered Officer, is written in a way that obscures its meaning.

Covered Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

8.                                      Violations of the Code

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this SOX Code, regardless of whether this SOX Code specifically refers to such particular conduct.  A violation of this SOX Code may result in disciplinary action, up to and including removal as a Covered Officer of the Funds.  A variety of laws apply to the Funds and their operations, including the Securities Act of 1933, as amended, 1940 Act, state laws relating to duties owed by the Funds’ officers, and criminal laws.  The Funds will determine when and how to report a suspected criminal violation to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

Date: September 14, 2012

Exhibit A

William C. Sonneborn

Michael R. McFerran